Exhibit 99.1

Greg Parker
Investor Relations
210.220.5632
or
Renee Sabel
Media Relations
210.220.5416

FOR IMMEDIATE RELEASE
April 29, 2015

CULLEN/FROST REPORTS STRONG FIRST QUARTER RESULTS

•	Average loans top $11 billion, increase 15.6 percent

•	Average deposits rise 16.6 percent

SAN ANTONIO - Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported strong first quarter 2015 results, including significant growth in net income, loans and deposits.

Cullen/Frost’s net income available to common shareholders for the first quarter of 2015 rose to $70.1 million, an increase of 18.6 percent, or $11.0 million, over first quarter 2014 earnings of $59.2 million. On a per-share basis, net income was $1.10 per diluted common share, compared to $0.96 per diluted common share reported a year earlier. Returns on average assets and common equity were 1.02 percent and 10.34 percent respectively, compared to 1.00 percent and 9.97 percent respectively, for the same period a year earlier.

For the first quarter of 2015, net interest income on a taxable-equivalent basis increased 15.4 percent to $216.7 million, compared to the $187.8 million reported for the same quarter of 2014. Average deposits for the quarter were $23.9 billion, an increase of $3.4 billion, or 16.6 percent, over the $20.5 billion reported for last year's first quarter. Average loans for the first quarter of 2015 increased $1.5 billion, or 15.6 percent, to $11.1 billion, from the $9.6 billion reported for the first quarter a year earlier.

Cullen/Frost acquired WNB Bancshares, Inc., with loans of $670.6 million and deposits of $1.6 billion, on May 30, 2014. These loans and deposits, and the results of operations, are included in quarterly comparisons from date of acquisition.

“I am very pleased to report another great quarter, with positive results in all areas of the company," said Cullen/Frost CEO Dick Evans. "We saw strong growth in loans, deposits and revenues.

“Even with a competitive lending environment and the energy sector slowdown in Texas, we recorded solid increases in average loans and deposits," Evans said. “Our calling effort and team-selling approach allowed us to expand our customer base during the economic downturn, and we are now seeing the results of that hard work. Our credit quality remains good, and we saw a 49 percent decline in net charge-offs from the first quarter last year. In this low oil price environment, we continue to stay in close contact with our energy clients.

“Since 2007, before the financial crisis began, year-to-date average deposits at Frost have risen $13.7 billion, or more than 130 percent. This reflects not only the confidence our customers have in Frost's safety and soundness, but also our efforts to build and expand relationships with customers who understand and appreciate our value proposition.

"Our outstanding service culture once again gained attention and recognition. In February, Frost received 21 national and regional Greenwich Excellence awards for satisfaction in small-business and middle-market banking and treasury management. These awards reflect positive comments from our customers, which is always gratifying.

“Operating in Texas remains a strategic advantage for Frost. With the state's resilient and diversified economy, its business-friendly environment and low taxes, Texas is an economic engine for the nation. Even with the anticipated impact of lower oil prices, Texas will have job growth in 2015. Texas unemployment has been below the U.S. for 98 consecutive months. The robust Texas markets we serve are among the strongest in the country and are regularly noted as top cities for business and good jobs," said Evans.

“Capital levels are strong, and we have plenty of liquidity to fund loans. We have consistently paid a shareholder dividend and have increased the dividend annually for the past 21 years.

"Construction on a new operations center, One Frost, has been under way for more than a year on land we own next to the Frost Technology Center in San Antonio, and several hundred employees have already moved into the first building. When the two-building campus is completed this summer, virtually all of our operations support staff will be together in one facility. This move will create more opportunities for collaboration and innovation and will give our employees a great work environment to better serve our customers.

“I am grateful to our outstanding employees across Texas, who work together to bring the Frost culture to life, take great care of our customers, and help our company grow, succeed and innovate."

Noted financial data for the first quarter of 2015 follows:

•
Tier 1 and Total Risk-Based Capital Ratios at the end of the first quarter of 2015 were 12.60 percent and 13.93 percent, respectively, and continue to be in excess of well capitalized levels. The Common Equity Tier 1 ratio was 11.55 percent at March 31, 2015. The tangible common equity ratio was 7.64 percent at the end of the first quarter of 2015, compared to 7.78 percent for the same quarter last year. The tangible common equity ratio, which is a non-GAAP financial measure, is equal to end of period shareholders’ equity less preferred stock, goodwill and intangible assets divided by end-of-period total assets less goodwill and intangible assets. Our current capital ratios exceed Basel III fully-phased in requirements.

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Net-interest income on a taxable equivalent basis for the first quarter of 2015 totaled $216.7 million, an increase of 15.4 percent, compared to $187.8 million for the same period a year ago. Strong growth in deposits has helped to fund the increase in earning assets. The net interest margin was 3.41 percent for the first quarter of 2015, compared to 3.42 percent for the first quarter of 2014, and 3.34 percent for the fourth quarter of 2014. Excess liquidity continues to put pressure on the net interest margin in this low interest rate environment.

•
Non-interest income for the first quarter of 2015 totaled $83.2 million, a 7.4 percent increase compared to $77.5 million reported for the first quarter of 2014. Trust and investment management fees were $27.2 million, up $1.8 million, or 6.9 percent, from the first quarter of 2014, with approximately $1.3 million of the increase related to investment fees. Investment management fees are generally assessed based on the market value of trust assets that are managed and held in custody. These investment management fees were favorably impacted by higher market values. Trust and investment management fees also included a $383,000 increase in oil and gas fees. Insurance commissions and fees were $14.6 million, up 11.5 percent, or $1.5 million, compared to the $13.1 million reported in the first quarter a year earlier. Most of this increase was due to higher contingent commission income, up $1.4 million. Other income rose $1.8 million from last year’s first quarter and included increases in income from customer derivative activities, up $1.1 million, and gains on the sale of foreclosed and other assets, up $861,000.

•
Non-interest expense was $171.5 million for the quarter, up $13.6 million or 8.6 percent compared to the $157.9 million reported for the first quarter a year earlier. Total salaries rose $5.9 million, or 8.3 percent, to $76.1 million, and were impacted by an increase in the number of employees, including employees from the WNB acquisition, combined with normal annual merit and market increases. Employee benefits were up $2.8 million, or 16.3 percent, and were impacted by the higher number of employees. This increase was also significantly impacted by an increase in expense related to our frozen defined benefit retirement plans, up $1.3 million, which was impacted by lower discount rates and changes to actuarial assumptions. Net occupancy expense rose $2.1 million, or 16.4 percent, resulting primarily from higher lease expense, up $1.1 million, combined with property taxes, up $409,000. Furniture and equipment was up $581,000 or 3.9 percent, due mainly to an $828,000 increase in software maintenance. Other expense was $40.1 million, up 3.8 percent, or $1.5 million, from $38.6 million for the first quarter last year. The first quarter of 2014 included acquisition-related expenses of $1.1 million. Excluding this $1.1 million in acquisition-related expenses, other expense increased $2.6 million or 7.0 percent, and was partly related to check card expense, up $792,000, professional services expense, up $676,000, and sundry and other miscellaneous expenses, up $659,000.

•
For the first quarter of 2015, the provision for loan losses was $8.2 million, compared to net charge-offs of $2.0 million. For the first quarter of 2014, the provision for loan losses was $6.6 million, compared to net charge-offs of $3.9 million. The allowance for loan losses as a percentage of total loans was 0.94 percent at March 31, 2015, compared to .98 percent at the end of the first quarter 2014. Non-performing assets were $59.6 million at the end of the first quarter 2015, compared to $61.3 million at the end of the first quarter of 2014 and $65.2 million for the fourth quarter of 2014.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, April 29, 2015, at 10:00 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-800-944-6430. Digital playback of the conference call will be available after 2 p.m. CT until midnight Sunday, May 2, 2015 at 855-859-2056 with Conference ID # of 31329893. The call will also be available by webcast at the URL listed below and available for playback after 2 p.m. CT. After entering the Web site, www.frostbank.com, scroll down to the bottom of the home page. Under Company Information, click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $28.2 billion in assets at March 31, 2015. Among the top 50 largest U.S. banks and one of 24 banks included in the KBW Bank Index, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes", "anticipates", "expects", "intends", "targeted", "continue", "remain", "will", "should", "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact.

•	Volatility and disruption in national and international financial markets.

•	Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we and our subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of our goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of our borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The ability to increase market share and control expenses.

•	Our ability to attract and retain qualified employees.

•	Changes in the competitive environment in our markets and among banking organizations and other financial service providers.

•
The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of our vendors, internal control systems or information systems.

•	Changes in our liquidity position.

•	Changes in our organization, compensation and benefit plans.

•
The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	Our success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. We do not undertake obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2015	2014
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$180,703	$178,992	$177,978	$169,629	$160,335
Net interest income (1)	216,702	212,627	208,590	198,926	187,795
Provision for loan losses	8,162	4,400	390	4,924	6,600
Non-interest income:
Trust and investment management fees	27,161	27,271	26,807	26,748	25,411
Service charges on deposit accounts	19,777	20,691	20,819	20,462	19,974
Insurance commissions and fees	14,635	10,818	11,348	9,823	13,126
Interchange and debit card transaction fees	4,643	4,783	4,719	4,627	4,243
Other charges, commissions and fees	8,441	9,619	9,804	8,550	8,207
Net gain (loss) on securities transactions	228	3	33	2	—
Other	8,330	9,457	7,332	8,938	6,529
Total non-interest income	83,215	82,642	80,862	79,150	77,490

Non-interest expense:
Salaries and wages	76,072	77,903	73,756	70,473	70,217
Employee benefits	20,227	13,318	14,639	14,806	17,388
Net occupancy	15,081	15,010	14,049	13,733	12,953
Furniture and equipment	15,534	15,849	16,078	15,207	14,953
Deposit insurance	3,613	3,549	3,421	3,145	3,117
Intangible amortization	894	996	1,029	806	689
Other	40,090	42,376	40,856	45,800	38,624
Total non-interest expense	171,511	169,001	163,828	163,970	157,941
Income before income taxes	84,245	88,233	94,622	79,885	73,284
Income taxes	12,082	15,529	17,007	13,415	12,096
Net income	72,163	72,704	77,615	66,470	61,188
Preferred stock dividends	2,016	2,016	2,016	2,015	2,016
Net income available to common shareholders	$70,147	$70,688	$75,599	$64,455	$59,172

PER COMMON SHARE DATA
Earnings per common share - basic	$1.11	$1.12	$1.20	$1.03	$0.97
Earnings per common share - diluted	1.10	1.11	1.19	1.02	0.96
Cash dividends per common share	0.51	0.51	0.51	0.51	0.50
Book value per common share at end of quarter	43.80	42.87	42.40	41.72	39.76

OUTSTANDING COMMON SHARES
Period-end common shares	63,164	63,149	63,058	62,951	60,896
Weighted-average common shares - basic	63,094	63,061	62,939	61,551	60,701
Dilutive effect of stock compensation	685	866	934	916	886
Weighted-average common shares - diluted	63,779	63,927	63,873	62,467	61,587

SELECTED ANNUALIZED RATIOS
Return on average assets	1.02%	1.02%	1.13%	1.04%	1.00%
Return on average common equity	10.34	10.36	11.32	10.33	9.97
Net interest income to average earning assets (1)	3.41	3.34	3.39	3.48	3.42

(1) Taxable-equivalent basis assuming a 35% tax rate

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2015	2014
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$11,073	$10,909	$10,611	$10,080	$9,578
Earning assets	25,827	25,569	24,636	23,020	22,240
Total assets	27,936	27,599	26,592	24,829	24,007
Non-interest-bearing demand deposits	9,961	10,054	9,532	8,736	8,153
Interest-bearing deposits	13,951	13,639	13,216	12,481	12,358
Total deposits	23,912	23,693	22,748	21,217	20,511
Shareholders' equity	2,897	2,851	2,794	2,648	2,553

Period-End Balance:
Loans	$11,215	$10,988	$10,747	$10,679	$9,751
Earning assets	25,926	26,052	25,203	24,295	22,817
Goodwill and intangible assets	666	667	667	665	542
Total assets	28,159	28,278	27,371	26,523	24,685
Total deposits	24,150	24,136	23,491	22,517	21,066
Shareholders' equity	2,911	2,851	2,818	2,771	2,566
Adjusted shareholders' equity (1)	2,751	2,710	2,663	2,610	2,423

ASSET QUALITY
($ in thousands)
Allowance for loan losses:	$105,708	$99,542	$98,312	$98,286	$95,156
As a percentage of period-end loans	0.94%	0.91%	0.91%	0.92%	0.98%

Net charge-offs:	$1,996	$3,170	$364	$1,794	$3,882
Annualized as a percentage of average loans	0.07%	0.12%	0.01%	0.07%	0.16%

Non-performing assets:
Non-accrual loans	$56,314	$59,925	$57,100	$59,631	$49,503
Restructured loans	—	—	—	—	—
Foreclosed assets	3,293	5,251	5,866	8,935	11,788
Total	$59,607	$65,176	$62,966	$68,566	$61,291
As a percentage of:
Total loans and foreclosed assets	0.53%	0.59%	0.59%	0.64%	0.63%
Total assets	0.21%	0.23%	0.23	0.26	0.25

CONSOLIDATED CAPITAL RATIOS (2)
Common Equity Tier 1 Risk-Based Capital Ratio (3)	11.55%	N/A	N/A	N/A	N/A
Tier 1 Risk-Based Capital Ratio	12.60	13.68%	13.91%	13.84%	14.41%
Total Risk-Based Capital Ratio	13.93	14.55	14.81	14.76	15.38
Leverage Ratio	7.89	8.16	8.27	8.66	8.59
Equity to Assets Ratio (period-end)	10.34	10.08	10.30	10.45	10.39
Equity to Assets Ratio (average)	10.37	10.33	10.51	10.66	10.63

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).
(2) Capital ratios as of March 31, 2015 were calculated in accordance with the Basel III Capital Rules which became effective on January 1, 2015, subject to transition provisions. Capital ratios for prior periods were calculated in accordance with previous capital rules.

(3) The Common Equity Tier 1 Risk-Based Capital Ratio is a newly required ratio under the Basel III Capital Rules and represents common equity, net of any accumulated other comprehensive income (loss), less goodwill and intangible assets, net of any associated deferred tax liabilities, divided by risk-weighted assets, subject to transition provisions.